December 3, 2018

Griffin Institutional Access Real Estate Fund

Griffin Capital Plaza

1520 Grand Avenue

El Segundo, CA 90245

Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 8 to the Registration Statement, 1933 Act File No. 333-193637 and 1940 Act File No. 811-22933 (the “Registration Statement”), of Griffin Institutional Access Real Estate Fund (the “Fund”).

We have examined a copy of the Fund’s Certificate of Trust, Declaration of Trust, the Fund’s By-laws, the Fund’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Fund and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 8 is effective for purposes of applicable federal and state securities laws, the shares of the Fund, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 8 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Fund and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP

Greenberg Traurig, LLP     Attorneys at Law     WWW.GTLAW.COM
2200 Ross Avenue, Suite 5200   Dallas, TX     Tel 214.665.3685